DYNEGY REPORTS NET INCOME OF $14 MILLION OR
$0.03 PER DILUTED SHARE FOR THE FIRST QUARTER 2007

•	First quarter financial results benefited from higher sales volumes and stronger pricing primarily in the Northeast and Midwest regions

•	Completion of LS Power combination positions Dynegy to deliver investor value over multiple time horizons

•	2007 cash flow and earnings estimates updated

HOUSTON (May 8, 2007) - Dynegy Inc. (NYSE: DYN) today reported net income applicable to common stockholders of $14 million or $0.03 per diluted share for the first quarter 2007. This compares to a net loss applicable to common stockholders of $4 million or $(0.01) per diluted share for the first quarter 2006.

“During the first quarter, we benefited from stronger weather-driven demand and higher power prices in our Northeast region, along with the continued strong performance of our Midwest assets,” said Bruce A. Williamson, Chairman and Chief Executive Officer of Dynegy. “Additionally, we maintained our operational focus on providing reliable and economic energy to our customers. The combination of favorable market conditions, strong in-market availability of our generation facilities and our proven commercial approach produced value for our investors and further validated our power generation business model.

“From the standpoint of delivering growth to investors, we completed our combination with LS Power on schedule,” Williamson added. “The near-term benefits of the combination include more predictable cash flows and financial flexibility. Over the medium term, we anticipate improved performance due to the diversified characteristics of our operating portfolio, with future growth prospects related to our development joint venture and our pursuit of further strategic opportunities in the ongoing consolidation of the electricity sector.”

As a result of the combination with LS Power, the company’s portfolio now includes 30 power generation facilities totaling approximately 20,000 megawatts of baseload, intermediate and peaking capacity in key regions of the U.S. The company previously announced an initiative to rationalize its operating asset portfolio to focus on regions and markets where Dynegy has a significant asset position. As a result of this evaluation, Dynegy is considering the divestiture of the Bluegrass peaking facility in Kentucky, the Heard County peaking facility in Georgia and the Cogen Lyondell facility in Texas. In addition, the company previously announced an agreement to sell its Calcasieu peaking facility in Louisiana to an Entergy subsidiary, which is expected to be completed in early 2008.

Year-Over-Year Comparison

A comparison of the company’s first quarter 2007 and first quarter 2006 results is presented below (in millions of dollars, except per share amounts):

	1Q 2007	1Q 2006
Income from continuing operations before income taxes	$19	$3
Income tax expense from continuing operations	(5)	(3)
Cumulative effect of change in accounting principle, net of tax	-	1
Net income	14	1
Less: Preferred stock dividends	-	5
Net income (loss) applicable to common stockholders	$14	$(4)
Basic earnings (loss) per share	$0.03	$(0.01)
Diluted earnings (loss) per share	$0.03	$(0.01)

Power Generation Business

Earnings before interest, taxes and depreciation and amortization (EBITDA) from the power generation business was $190 million for the first quarter 2007, compared to EBITDA of $167 million for the first quarter 2006.

Cash flow from operations was $140 million for the first quarter 2007, while capital expenditures were $31 million, and changes in restricted cash and other was an inflow of $9 million. Free cash flow from the power generation business was an inflow of approximately $118 million.

Following are the financial contributions and operating results of the company’s Midwest, Northeast and South segments during the first quarter 2007. In connection with the closing of the LS Power combination in April 2007, the company created a West operating segment largely comprised of the newly acquired portfolio of assets located in California and Arizona. The South segment presented in the company’s first quarter 2007 results will be included in the West segment beginning with the second quarter 2007.

Midwest segment

EBITDA for the Midwest segment was $142 million in the first quarter 2007, compared to EBITDA of $138 million in the first quarter 2006. The increase in 2007 EBITDA was primarily driven by higher prices and sales volumes, which resulted from colder winter weather period-over-period, and the company’s new energy supply agreement with Ameren Corporation, which began on January 1, 2007. The first quarter 2007 also included mark-to-market losses of $11 million. These losses compared to gains of $3 million in the first quarter 2006.

Average actual on-peak market power prices in NI Hub and Cin Hub were higher by 8 percent and 14 percent, respectively, as compared to the first quarter 2006.

As a result of colder winter weather period-over-period, sales volumes generated by Midwest facilities increased to 5.7 million megawatt hours in the first quarter 2007 compared to 5.4 million megawatt hours in the first quarter 2006.

Northeast segment

EBITDA for the Northeast segment was $48 million in the first quarter 2007, compared to EBITDA of $34 million in the first quarter 2006. 2006 EBITDA was favorably impacted by an opportunistic sale of unused emissions credits associated with the Roseton facility for approximately $10 million. During 2007, the Roseton facility benefited from a widened spark spread, which included higher power prices coupled with lower fuel oil costs.

Average actual on-peak market power prices in New York Zone G (Roseton and Danskammer facilities) and New York Zone A (Independence facility) were 12 percent and 5 percent higher, respectively, than during the first quarter 2006. Power prices in the Northeast were influenced by colder winter weather period-over-period.

Sales volumes generated by Northeast facilities increased to 2.0 million megawatt hours during the first quarter 2007, compared to 1.0 million megawatt hours during the first quarter 2006, largely as a result of increased production from the Roseton facility.

South segment

EBITDA for the South segment was zero in the first quarter 2007, compared to a loss before interest, taxes and depreciation and amortization of $5 million in the first quarter 2006. First quarter 2007 results benefited from the new contract with Lyondell Chemical Company, which became effective on January 1, 2007.

Average actual on-peak market power prices in the Electric Reliability Council of Texas (ERCOT) were 2 percent higher than during the first quarter 2006.

Sales volumes generated by South segment facilities decreased from 1.1 million megawatt hours during the first quarter 2006 to 0.8 million megawatt hours during the first quarter 2007. This reduction in volumes primarily resulted from the sale of the Rockingham peaking facility in the fourth quarter 2006.

Customer Risk Management

The loss before interest, taxes and depreciation and amortization for the Customer Risk Management segment totaled $2 million in the first quarter 2007, compared to EBITDA of $16 million in the first quarter 2006. First quarter 2007 results primarily included legacy power, gas and emissions credit positions, certain of which reached the end of their term in the first quarter 2007. First quarter 2006 results benefited from net mark-to-market gains on legacy emissions credit trading positions, partially offset by $15 million of pre-tax legal charges.

Other

In Other, which consists primarily of general and administrative expenses and legal and settlement charges, partially offset by interest income, the company recorded a $27 million loss before interest, taxes and depreciation and amortization for the first quarter 2007, compared to a $20 million loss for the first quarter 2006. The higher loss in the first quarter 2007 primarily resulted from a $17 million pre-tax legal and settlement less interest income due to lower cash balances.

Consolidated Interest and Taxes

Interest expense totaled $67 million for the first quarter 2007, compared to $98 million for the first quarter 2006. The decrease is primarily attributable to lower debt balances as a result of liability management efforts throughout 2006.

The first quarter 2007 income tax expense from continuing operations was $5 million, compared to an income tax expense from continuing operations of $3 million for the first quarter 2006.

Liquidity

As of March 31, 2007, Dynegy’s liquidity was $863 million. This consisted of $369 million in cash on hand and $494 million in unused availability under the company’s letter of credit facility.

Cash Flow

Cash flow from operations, including working capital changes, totaled an inflow of $44 million for the first quarter 2007. This consisted of a cash inflow of $140 million from the power generation business, which was offset by outflows of $90 million in Other resulting primarily from interest payments and general and administrative expenses. In addition, the Customer Risk Management segment had cash outflows of $6 million.

Cash outflows from investing activities for the first quarter 2007 totaled $26 million. This consisted of capital expenditures and business acquisition costs of $34 million and $1 million, respectively. These were offset by changes in restricted cash and other of $9 million.

For the first quarter 2007, Dynegy’s free cash flow (cash flow from operations less outflow from investing activities) was $18 million.

2007 Cash Flow and Earnings Estimates

On February 27, 2007, Dynegy provided updated cash flow and earnings estimates for 2007. Those estimates were based on quoted forward commodity price curves as of January 30, 2007. In connection with today’s announcement, Dynegy is updating its 2007 estimates to reflect quoted forward commodity price curves as of April 12, 2007. Dynegy’s updates include estimated purchase accounting adjustments resulting from the acquisition of the LS Power assets, as well as the refinancing of project debt related to an asset under construction (Plum Point). The new estimates also reflect assumptions regarding, among other things, sales volumes, fuel costs and other operational activities.

The new 2007 estimates include a range of operating cash flow between $485 million and $585 million and a range of free cash flow between $135 million and $235 million. Previously, the range of 2007 operating cash flow was between $500 million and $600 million and the range of free cash flow was between $315 million and $415 million. The $180 million reduction primarily related to a legal and settlement charge of approximately $20 million and the refinanciing of certain project debt. Due to the refinancing of certain project debt, which allows Dynegy to fund project cost on an as-needed basis instead of on a pre-funded basis, approximately $160 million of cash inflows previously classified as investing cash flows will now be classified as financing cash flows. As financing cash flows are excluded from the definition of free cash flow, the company’s estimated free cash flow range is being reduced. Excluding the legal and settlement charge, there has not been a material change in the company’s estimated 2007 cash flows.

The company’s new 2007 EBITDA estimates include an anticipated range of $1.01 billion to $1.12 billion compared to the previous estimated range of $1.02 billion to $1.13 billion. The new estimates reflect purchase accounting adjustments, which have no corresponding impact to cash flow, and a legal and settlement charge of approximately  $20 million. The new estimates also take into account an estimated gain of approximately $50 million related to the settlement of the Kendall power tolling arrangement, partially offset by $20 million of additional 2007 amortization related to contractual agreements assumed in the LS Power transaction and reduced interest income, which resulted from the refinancing of certain project debt.

Investor Conference Call/Web Cast

Dynegy will discuss its first quarter 2007 financial results during an investor conference call and web cast today at 9 a.m. ET/8 a.m. CT. Participants may access the web cast and the related presentation materials in the “Investor Relations” section of www.dynegy.com.

About Dynegy Inc.

Dynegy Inc. produces and sells electric energy, capacity and ancillary services in key U.S. markets. The company’s power generation portfolio consists of approximately 20,000 megawatts of baseload, intermediate and peaking power plants fueled by a mix of coal, fuel oil and natural gas.

Certain statements included in this news release are intended as "forward-looking statements." These statements include assumptions, expectations, predictions, intentions or beliefs about future events. Particularly, statements regarding near-term and medium-term benefits related to the LS Power combination, the consolidation of the electricity sector and Dynegy’s estimated financial results for 2007. Historically, Dynegy's performance has deviated, in some cases materially, from its cash flow and earnings estimates, and Dynegy cautions that actual future results may vary materially from those expressed or implied in any forward-looking statements. While Dynegy would expect to update these estimates on a quarterly basis, it does not intend to update these estimates during any quarter because definitive information regarding its quarterly financial results is not available until after the books for the quarter have been closed. Accordingly, Dynegy expects to provide updates only after it has closed the books and reported the results for a particular quarter, or otherwise as may be required by applicable law.

Some of the key factors that could cause actual results to vary materially from those estimated, expected or implied include: changes in commodity prices, particularly for power and natural gas; the effects of competition and weather on the demand for Dynegy's products and services; the impact of Dynegy's commercial strategy; the availability, ability to consummate, and effects of growth opportunities for Dynegy's power generation business and the ability to integrate the operations of any acquired companies; the condition of the capital markets generally and Dynegy's ability to access the capital markets as and when needed; operational factors affecting Dynegy's assets, including safety efforts, scheduled maintenance and blackouts or other unscheduled outages; Dynegy's ability to transport and maintain fuel inventories, including coal and fuel oil; Dynegy's ability to fund the environmental projects mandated by the Midwest consent decree; and uncertainties regarding environmental regulations, litigation and other legal or regulatory developments affecting Dynegy's businesses. More information about the risks and uncertainties relating to these forward-looking statements are found in Dynegy's SEC filings, including its Annual Report on Form 10-K for the year ended December 31, 2006, as amended, and its Current Reports, which are available free of charge on the SEC's web site at www.sec.gov. Dynegy expressly disclaims any obligation to update any forward-looking statements contained in this news release to reflect events or circumstances that may arise after the date of this release, except as otherwise required by applicable law.

DYNEGY INC.
REPORTED UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(IN MILLIONS, EXCEPT PER SHARE DATA)

	Three Months Ended
	March 31,
	2007	2006

Revenues	$573	$600
Cost of sales, exclusive of depreciation and amortization shown separately below	(386)	(409)
Depreciation and amortization expense	(56)	(59)
Impairment and other charges	-	(2)
General and administrative expenses	(53)	(51)
Operating income	78	79

Earnings from unconsolidated investments	-	2
Interest expense	(67)	(98)
Other income and expense, net	8	20
Income from continuing operations before income taxes	19	3

Income tax expense	(5)	(3)
Income from continuing operations	14	-

Income from discontinued operations, net of tax	-	-
Cumulative effect of change in accounting principle, net of tax	-	1
Net income	$14	$1

Less: Preferred stock dividends	-	5
Net income (loss) applicable to common stockholders	$14	$(4)

Earnings before interest, taxes, and depreciation and amortization (EBITDA) (1)	$142	$163

Basic earnings (loss) per share:
Income (loss) from continuing operations (2)	$0.03	$(0.01)
Income from discontinued operations	-	-
Cumulative effect of change in accounting principle	-	-
Basic earnings (loss) per share	$0.03	$(0.01)

Diluted earnings (loss) per share:
Income (loss) from continuing operations (2)	$0.03	$(0.01)
Income from discontinued operations	-	-
Cumulative effect of change in accounting principle	-	-
Diluted earnings (loss) per share	$0.03	$(0.01)

Basic shares outstanding	496	400
Diluted shares outstanding	498	526

(1)
EBITDA is a non-GAAP financial measure. Consolidated EBITDA can be reconciled to Net income using the following calculation: Net income less Income tax expense, plus Interest expense and Depreciation and amortization expense. Management and some members of the investment community utilize EBITDA to measure financial performance on an ongoing basis. However, EBITDA should not be used in lieu of GAAP measures such as net income and cash flow from operations. A reconciliation of EBITDA to Operating income and Net income for the periods presented is included below.

(2)
See "Reported Unaudited Basic and Diluted Earnings (Loss) Per Share From Continuing Operations" for a reconciliation of basic earnings (loss) per share from continuing operations to diluted earnings (loss) per share from continuing operations.

	Three Months Ended
	March 31,
	2007	2006

Operating income	$78	$79

Add: Depreciation and amortization expense, a component of operating income	56	59
Earnings from unconsolidated investments	-	2
Other income and expense, net	8	20
EBITDA from discontinued operations (3)	-	2
Cumulative effect of change in accounting principle, pre-tax	-	1
Earnings before interest, taxes, and depreciation and amortization (EBITDA)	142	163

Depreciation and amortization expense, a component of operating income	(56)	(59)
Depreciation and amortization expense from discontinued operations	-	(1)
Interest expense	(67)	(98)
Income tax expense from continuing operations	(5)	(3)
Income tax expense from discontinued operations	-	(1)
Income tax benefit on cumulative effect of change in accounting principle	-	-
Net income	$14	$1

(3)	A reconciliation of EBITDA from discontinued operations to Income from discontinued operations, net of tax for the periods presented, is included below.

	Three Months Ended
	March 31,
	2007	2006

EBITDA from discontinued operations	$-	$2

Depreciation and amortization expense from discontinued operations	-	(1)
Income tax expense from discontinued operations	-	(1)
Income from discontinued operations, net of tax	$-	$-

DYNEGY INC.
REPORTED UNAUDITED BASIC AND DILUTED EARNINGS (LOSS) PER SHARE FROM CONTINUING OPERATIONS
(IN MILLIONS, EXCEPT PER SHARE DATA)

	Three Months Ended
	March 31,
	2007	2006

Income from continuing operations	$14	$-
Less: convertible preferred stock dividends	-	5
Income (loss) from continuing operations for basic earnings (loss) per share	14	(5)
Effect of dilutive securities:
Interest on convertible subordinated debentures	-	2
Dividends on Series C convertible preferred stock	-	5
Income from continuing operations for diluted earnings (loss) per share	$14	$2

Basic weighted-average shares	496	400

Effect of dilutive securities:
Stock options and restricted stock	2	2
Convertible subordinated debentures	-	55
Series C convertible preferred stock	-	69
Diluted weighted-average shares	498	526

Earnings (loss) per share from continuing operations:
Basic	$0.03	$(0.01)

Diluted (1)	$0.03	$(0.01)

(1)
When an entity has a net loss from continuing operations, SFAS No. 128, “Earnings per Share,” prohibits the inclusion of potential common shares in the computation of diluted per-share amounts. Accordingly, we have utilized the basic shares outstanding amount to calculate both basic and diluted loss per share for the three months ended March 31, 2006.

DYNEGY INC.
REPORTED SEGMENTED RESULTS OF OPERATIONS
(UNAUDITED) (IN MILLIONS)

	Three Months Ended March 31, 2006
	Power Generation
	GEN - MW	GEN - NE	GEN - SO	CRM	OTHER (3)	Total

Operating income (loss)	$100	$42	$(5)	$(2)	$(57)	$78	-
Other items, net		-	-	-	8	8	-
Add: Depreciation and amortization expense,
a component of operating income (loss)	42	6	5	-	3	56	-
EBITDA from continuing operations (1)	142	48	-	(2)	(46)	142	-
EBITDA from discontinued operations, pre-tax (2)	-	-	-	-	-	-	-
EBITDA (1)	$142	$48	$-	$(2)	$(46)	$142
Depreciation and amortization expense						(56)	-
Interest expense						(67)	-
Pre-tax income						19
Income tax expense						(5)
Net income						$14	-

	Three Months Ended March 31, 2006
	Power Generation
	GEN - MW	GEN - NE	GEN - SO	CRM (4)	OTHER	Total

Operating income (loss)	$98	$26	$(12)	$14	$(47)	$79	-
Earnings from unconsolidated investments	-	-	2	-	-	2	-
Other items, net	-	2	-	1	17	20	-
Cumulative effect of change in accounting principle, pre-tax	-	-	-	-	1	1	-
Add: Depreciation and amortization expense,
a component of operating income (loss)	40	6	5	-	8	59	-
EBITDA from continuing operations (1)	138	34	(5)	15	(21)	161	-
EBITDA from discontinued operations, pre-tax (2)	-	-	-	1	1	2	-
EBITDA (1)	$138	$34	$(5)	$16	$(20)	$163
Depreciation and amortization expense						(60)	-
Interest expense						(98)	-
Pre-tax income						5
Income tax expense						(4)	-
Net income						$1	-

(1)
See Note (1) to "Reported Unaudited Condensed Consolidated Statements of Operations." EBITDA is a non-GAAP financial measure. Consolidated EBITDA can be reconciled to Net income using the following calculation: Net income less Income tax expense, plus Interest expense and Depreciation and amortization expense. Management and some members of the investment community utilize EBITDA to measure financial performance on an ongoing basis. However, EBITDA should not be used in lieu of GAAP measures such as net income and cash flow from operations.

(2)	See Note (3) to "Reported Unaudited Condensed Consolidated Statements of Operations."

(3)
Operating Income for OTHER includes a pre-tax loss of approximately $17 million ($11 million after-tax) related to legal and settlement charges. This loss is included in General and administrative expenses on our Reported Unaudited Condensed Consolidated Statements of Operations.

(4)
Operating Income for the CRM Segment includes a pre-tax loss of approximately $15 million ($9 million after-tax) related to legal and settlement charges. This loss is included in General and administrative expenses on our Reported Unaudited Condensed Consolidated Statements of Operations.

DYNEGY INC.
SUMMARY CASH FLOW INFORMATION
(UNAUDITED) (IN MILLIONS)

	Three Months Ended March 31, 2007
	GEN	CRM	OTHER	Total

Cash Flow from Operations	$140	$(6)	$(90)	$44

Capital Expenditures	(31)	-	(3)	(34)

Business Acquisition Costs	-	-	(1)	(1)

Restricted Cash and Other	9	-	-	9

Free Cash Flow (1)	$118	$(6)	$(94)	$18

	Three Months Ended March 31, 2006
	GEN	CRM	OTHER	Total

Cash Flow from Operations	$192	$(368)	$(135)	$(311)

Capital Expenditures	(17)	-	(1)	(18)

Business Acquisition Costs	(40)	-	-	(40)

Proceeds from Asset Sales (2)	205	-	-	205

Restricted Cash and Other (3)	(13)	-	335	322

Free Cash Flow (1)	$327	$(368)	$199	$158

(1)
Free cash flow is a non-GAAP financial measure. Free cash flow can be reconciled to operating cash flow using the following calculation: Operating cash flow plus investing cash flow (consisting of asset sale proceeds less business acquisition costs, capital expenditures and changes in restricted cash) equals free cash flow. We use free cash flow to measure the cash generating ability of our operating asset-based energy business relative to our capital expenditure obligations. Free cash flow should not be used in lieu of GAAP measures with respect to cash flows and should not be interpreted as available for discretionary expenditures, as mandatory expenditures such as debt obligations are not deducted from the measure. A reconciliation of free cash flow to cash flow from operations by segment for the periods presented is included above.

(2)	During the first quarter 2006, we received proceeds of approximately $205 million from the sale of West Coast Power.

(3)	Restricted cash and other primarily relates to the $335 million return of cash collateral posted for October 2005 LC facility.

DYNEGY INC.
OPERATING DATA

	Three Months Ended
	March 31,
	2007	2006
GEN - MW
Million Megawatt Hours Generated (1)	5.7	5.4
Average Actual On-Peak Market Power Prices ($/MWh)(2):
Cinergy (Cin Hub)	$56	$49
Commonwealth Edison (NI Hub)	$54	$50

GEN - NE
Million Megawatt Hours Generated	2.0	1.0
Average Actual On-Peak Market Power Prices ($/MWh)(2):
New York - Zone G	$85	$76
New York - Zone A	$63	$60

GEN - SO
Million Megawatt Hours Generated (1)	0.8	1.1
Average Actual On-Peak Market Power Prices ($/MWh)(2):
Southern	$54	$55
ERCOT	$57	$56

Average Natural Gas Price - Henry Hub ($/MMBtu) (3)	$7.16	$7.75

(1)
Includes our ownership percentage in the MWh generated by our GEN-SO investment in Black Mountain for the three months ended March 31, 2007 and includes the MWh generated by our GEN-SO investments in West Coast Power and Black Mountain and our GEN-MW investment in Rocky Road for the three months ended March 31, 2006.

(2)	Reflects the average of day-ahead quoted prices for the periods presented and does not necessarily reflect prices realized by the Company.

(3)	Reflects the average of daily quoted prices for the periods presented and does not necessarily reflect prices realized by the Company.

DYNEGY INC.
2007 EARNINGS ESTIMATES (1)
(IN MILLIONS)

	GEN - MW	GEN - West	GEN - NE	Total GEN	OTHER	Total	Less: Non-Core (4)	Total Core Business

EBITDA (2)	$745 - 795	$195 - 215	$175 - 205	$1,115 - 1,215	$(105 - 95)	$1,010 - 1,120	$30	$980 - 1,090

Depreciation and Amortization	(190)	(70)	(40)	(300)	(15)	(315)	-	(315)

Interest Expense						(410)	-	(410)

Income Tax Expense						(110 - 150)	$(10)	(100 - 140)

Net Income						$175 - 245	$20	$155 - 225

2007 CASH FLOW ESTIMATES (1)
(IN MILLIONS)

	GEN	OTHER	Total	Less: Non-Core (5)	Total Core Operating Business

Cash Flow from Operations	$1,090 - 1,180	$(605 - 595)	$485 - 585	$(20)	$505 - 605

Capital Expenditures & Plum Point Interest	(405)	(25)	(430)	(165)	(265)

Proceeds from Asset Sales and Acquisition Costs, Net	200	(145)	55	55	-

Changes in Restricted Cash	25	-	25	25	-

Free Cash Flow (3)	$910 - 1,000	$(775 - 765)	$135 - 235	$(105)	$240 - 340

(1)
2007 estimates are presented on a GAAP basis, are based on quoted forward commodity price curves as of January 30, 2007 and assume closing of the LS Power transaction at the end of the first quarter 2007, excluding purchase accounting adjustments. Actual results may vary materially from these estimates based on changes in commodity prices, among other things, including operational activities, legal settlements, financing or investing activities and other uncertain or unplanned items. Reduced 2007 and forward EBITDA or free cash flow could result from potential divestitures of (a) non-core assets where the earnings potential is limited, or (b) assets where the value that can be captured through a divestiture is believed to outweigh the benefits of continuing to own or operate such assets. Divestitures could also result in impairment charges.

(2)
EBITDA is a non-GAAP financial measure. Consolidated EBITDA can be reconciled to Net income using the following calculation: Net income plus Income tax expense, Interest expense and Depreciation and amortization expense. Management and some members of the investment community utilize EBITDA to measure financial performance on an ongoing basis. However, EBITDA should not be used in lieu of GAAP measures such as net income and cash flow from operations.

(3)
Free cash flow is a non-GAAP financial measure. Free cash flow can be reconciled to operating cash flow using the following calculation: Operating cash flow plus investing cash flow (consisting of asset sale proceeds less business acquisition costs, capital expenditures and changes in restricted cash) equals free cash flow. We use free cash flow to measure the cash generating ability of our operating asset-based energy business relative to our capital expenditure obligations. Free cash flow should not be used in lieu of GAAP measures with respect to cash flows and should not be interpreted as available for discretionary expenditures, as mandatory expenditures such as debt obligations are not deducted from the measure. A reconciliation of free cash flow to cash flow from operations by segment for the periods presented is included above.

(4)	The following summarizes the items included in Non-core operating business in our earnings guidance estimate.

	EBITDA	Depreciation and Amortization	Interest Expense	Income Tax Benefit (Expense)	Net Income (Loss)
Legal and Settlement Charge (OTHER)	$(20)	$-	$-	$5	$(15)
Purchase Accounting Adjustments (OTHER)	50	-	-	(15)	35
Total	$30	$-	$-	$(10)	$20

(5)	The following summarizes the items included in Non-core business in our cash flow estimate.

	Cash Flow from Operations	Capital Expenditures	Proceeds from Asset Sales and Acquisition Costs, Net	Changes in Restricted Cash	Free Cash Flow
Legal and Settlement Charges (OTHER)	$(20)	$-	$-	$-	$(20)
Plum Point Interest & Development Capex (OTHER and GEN)	(5)	(160)	-	-	(165)
Acquisition Costs (OTHER)	-	-	(145)	-	(145)
Proceeds from Asset Sales (GEN)	-	-	200	-	200
Plum Point Restricted Cash (GEN)	-	-	-	25	25
Total	$(25)	$(160)	$55	$25	$(105)